Exhibit 99.1

Innovative Solutions & Support, Inc. Announces Financial Results for the Period Ended June 30, 2007

Record $73 Million Backlog Reflects Continued Strong Flat Panel Display Demand

Exton, PA.—(BUSINESS WIRE)—July 25, 2007—Innovative Solutions & Support, Inc. (NASDAQ:ISSC-news) today announced results for the third quarter and nine months ended June 30, 2007.

For the third quarter of fiscal 2007, the Company reported revenues of $5.8 million. Product revenue was up $1.1 million or 40% from a year ago while Engineering, Modification and Development (EMD) revenue increased $1.7 million year over year. On a sequential basis, Product revenue was up $0.8 million or 26% from the 2nd quarter of this fiscal year while EMD revenue increased by $1.1 million or more than 100% from the 2nd quarter. For the quarter, the Company reported a net loss of $(1.35) million or $(0.08) per fully diluted share. Third quarter results reflect continued significant investment in Engineering, Research and Development on mostly Flat Panel Display System programs that, on a combined cost basis, totaled $2.8 million or 48% of revenue. Third quarter results also included approximately $1.7 million in legal fees incurred protecting Intellectual Property.

Record Backlog

Total backlog at June 30, 2007 was an all time record $73 million, including $65 million for Flat Panel Display systems.

Ray Wilson, Chief Executive Officer Designate of Innovative Solutions and Support, Inc., commented, “During the third quarter we made progress in all our key metrics.  Our new agreement to retrofit the American Airlines fleet of B757 and B767 aircraft with our Flat Panel Display Systems contributed to a $30 million jump in backlog over the prior quarter. This award also represented the breakthrough in the airline market we have pursued, while adding another world-class commercial customer to complement our agreements with Eclipse Aviation, Cessna and others”.

Roman Ptakowski, President of Innovative Solutions & Support commented that “Revenue in the quarter increased nearly 50% from the immediate preceding quarter, an important inflection point in our operating performance and effectively positioning the organization for anticipated increased production levels. This trend is evident as we head into the fourth quarter with backlog at record levels.  Having worked across all dimensions of our Company to anticipate and meet the significant demand for improved performance on the flight deck, we believe we are quickly establishing our Cockpit/IP™ as the Flat Panel Display System of choice throughout the entire aviation industry.”

New Flat Panel orders in the 3rd quarter ended June 30, 2007 totaled $35 million. As a result, backlog at June 30, 2007 was an all time record of $73 million.  This was an increase of $39 million or 115% over the June 30, 2006 backlog of $34 million. The Flat Panel portion of backlog was $65 million this year, an increase of $43 million or almost 200% from the $22 million recorded at June 30, 2006.

Year-To-Date Results

Revenues for the first nine months of 2007 rose 9% to $13.2 million compared with revenues of $12.1 million in the nine months ended June 30, 2006.  The Company incurred a net loss of $(4.8) million, or $(0.29) per fully diluted share in the nine months ended June 30, 2007. Included in the Company’s results for the first nine months of fiscal 2007 are approximately $4.5 million in legal fees incurred protecting its Intellectual Property.  For the comparable 2006 year-to-date period, the Company reported a net loss of $(1.9) million or $(0.11) per fully diluted share. Engineering, Research and Development (R&D), spending in the nine month period amounted to a combined cost of $6.6 million or 50% of revenue.

Mr. Ptakowski added, “In addition to the strength of our order book, we start the fourth quarter in a strong financial position with about $57 million in cash.  Consequently, we have the resources to invest across the entire range of production, marketing and new product development initiatives to sustain our new order momentum while simultaneously meeting our delivery commitments on time and error free, performance which we have proudly upheld throughout our history.”

Please refer to the accompanying schedules highlighting our Statement of Operations and Balance Sheet.

The company will host a conference call tomorrow morning, July 26, 2007 at 9:30 am local time (EDT) to discuss these results as well as our business outlook. Please call in to participate at 800-657-1263. The conference call ID# is: 9010858.  Also, our web site (www.innovative-ss.com) will carry the conference call live and have it available for subsequent listening for a period of 30 days.

Headquartered in Exton, PA. Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator engaged in the design, manufacture and marketing of Flat Panel Display Systems, Air Data equipment, Flight Information Computers, Engine and Fuel Measurement and Control Computers, and advanced monitoring systems that measure and display critical flight information.  This includes data relative to aircraft separation, airspeed and altitude as well as fuel and instrument measurements.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Mr. James Reilly at (610) 646-9800

Innovative Solutions and Support, Inc.

Condensed Consolidated Balance Sheet

(unaudited)

	June 30, 2007	September 30, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$56,827,784	$62,984,829
Accounts receivable	1,787,970	3,333,131
Inventories	7,612,013	6,466,156
Deferred income taxes	1,408,727	1,082,931
Prepaid expenses and other assets	7,816,869	4,065,696
Total current assets	75,453,363	77,932,743

Property and equipment, net	8,963,499	8,970,473

Other assets	2,788,564	329,664

TOTAL ASSETS	$87,205,426	$87,232,880

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of capitalized lease obligation	$6,337	$7,891
Accounts payable	3,997,871	358,818
Accrued expenses	3,610,888	3,122,542
Deferred revenue	225,371	591,626
Total current liabilities	7,840,467	4,080,877

Note payable	4,335,000	4,335,000
Capitalized lease obligation	—	4,587
Deferred revenue	68,138	120,991
Deferred income taxes	357,755	490,072

SHAREHOLDERS’ EQUITY:
Common stock	18,156	18,088
Additional paid-in capital	44,441,444	43,230,352
Retained earnings	48,230,894	53,039,341
Treasury stock	(18,086,428)	(18,086,428)
Total shareholders’ equity	74,604,066	78,201,353

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$87,205,426	$87,232,880

(1)           Amount reclassified to conform to current period presentation

Innovative Solutions and Support, Inc.

Condensed Consolidated Statement of Operations

(unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30	June 30	June 30	June 30
	2007	2006	2007	2006
Net sales:
Product	$3,981,660	$2,844,223	$10,316,479	$11,532,191
Engineering - Modification & Development	1,862,745	146,799	2,911,872	608,970
Total net sales	5,844,405	2,991,022	13,228,351	12,141,161
Cost of sales
Product	1,985,572	1,576,908	6,027,327	6,118,692
Engineering - Modification & Development	1,653,663	90,393	2,663,881	445,345
Total cost of sales	3,639,235	1,667,301	8,691,208	6,564,037
Gross profit	2,205,170	1,323,721	4,537,143	5,577,124
Operating expenses:
Research and development	1,107,385	1,695,304	3,912,480	5,147,093
Selling, general and administrative	4,192,013	2,543,635	11,124,795	6,641,121
Total operating expenses	5,299,398	4,238,939	15,037,275	11,788,214
Operating loss	(3,094,228)	(2,915,218)	(10,500,132)	(6,211,090)
Interest income	780,734	848,601	2,387,542	2,449,672
Interest expense	(52,280)	(50,068)	(152,824)	(138,063)
Loss before income taxes	(2,365,774)	(2,116,685)	(8,265,414)	(3,899,481)
Income tax benefit	(1,014,917)	(955,071)	(3,456,967)	(1,966,336)
Net loss	$(1,350,857)	$(1,161,614)	$(4,808,447)	$(1,933,145)

Net loss per common share:
Basic	$(0.08)	$(0.07)	$(0.29)	$(0.11)
Diluted	$(0.08)	$(0.07)	$(0.29)	$(0.11)

Weighted average shares outstanding:
Basic	16,881,900	17,013,737	16,857,164	17,582,519
Diluted	16,881,900	17,013,737	16,857,164	17,582,519